EXHIBIT 10.29


E-BEAM Services Inc.
146 DuPont Street, Plainview, New York 11803
Tel: 516-349-1940        Fax: 516-349-1945




Mr. D. Michael Deignan
Chief Executive Officcr
Medical Sterilization Inc.
225 Underhill Blvd.
Syosset, NY 11791


                                               March 19, 1997

Dear Mike;

This letter constitutes a Letter of Intent between E-BEAM Services, Inc. (E-BEAM) and Medical Sterilization Inc (MSI) to enter into a Joint Marketing Agreement ("JMA"). The purpose of the JMA would be:

1)   to enhance MSI's  contract  electron beam  processing  business  ("Contract
     Processing")   prior  to  the  end  of  the  MSI/Shamrock  toll  processing agreement, and

2) to transfer MSI's Contract Processing customers (other than Shamrock Technologies, Inc., "Shamrock") to E-BEAM during a "Transaction Processing Phase", such that MSI can exit the Contract Processing business in an orderly manner.

This letter will refer to the actual last day of the MSI/Shamrock toll processing agreement as "D-Day". "D-Day" will be September 30, October 31, November 30, or October 31, l997 -- at Shamrock's option with 90 days prior notice to MST.

The Terms of the Proposed Joint Marketing Agreement are as follows:

MSI would continue to be responsible for electron beam accelorator operations, quality control, and maintenance; E-BEAM would take over responsibility for marketing, sales, and account management for MSI customers and prospects -- in cooporation with Mike Fogarty, Diane Motorella, and other MSI personnel. This would enable E-BEAM to prepare for the orderly transition of the customers to E-BEAM when MS1 ceases accelerator operations in Syosset. E-BEAM would pay MSI "Commissions" totalling $350,000 for the successful transfer of MSI 4.5 MeV accelerator customers to routine processing on E-BEAM's 4.5 MeV accelerator facility. Although most or even all of MSI customers are not expected to be transferred until after "D-Day", E-BEAM would make a $150,000 advance payment to MSI toward future Commissions when the joint Marketing Agreement is signed. At that time MSI would provide E-BEAM with a Customer List and a Prospect List, tabulating the product description, historical volumes, and pricing for each customer product.

Commissions would be calculated at 15% of E-BEAM's production sales revenues from trasferred MSI customers. For the first $300,000 of calculated Commissions, one half would be credited toward "covering" the advance payment and the remaining one half would be paid out to MSI. The remaining $50,000 in Commissions would be paid out at the 15% rate. Commissions would be payable 10 working days after the end of each calendar month.

For E-BEAM's sales and markeking efforts prior to "D-Day", MSI would pay E-BEAM a fec of 10% of MSI's Contract Processing revenues in excess of $50,000 per month (excluding Shamrock processing revenues), payable l0 working days after the end of each calendar month.

As part of the Joint Marketing Agreement, MSI would agree not to extend the toll processing agreement with Shamrock past "D-Day" and not to make commitments for electron beam processing beyond "D-Day" to anyone without the prior agreement of E-BEAM. MSI would agree to provide up to 24 beam





Page 2 of 3
Minbiole to Deignan
March l9, 1997

hours per month of processing time to E-BEAM for non-PTFE processing during the MSI/Shamrock toll processing agreement, at a price of $450 per beam hour, however, for the three months prior to "D-Day", MSI would agree to provide E-BEAM up to 48 beam hours per month and E-BEAM would buy a minimum of 24 beam hours in each of those three months.

As part of the JMA, MSI would agree to "Transition Processing Phase" commencing on the day after "D-Day". During this phase of operation at Syosset, the beam time would be used exclusively for processing of MSI's customors awaiting the transition to B-BEAM or for processing of E-BEAM's customers, at E-BEAM's discretion. E-BEAM would collect thc actual revenues from the customers and MSI would get paid by B-BEAM a fixed hourly price of $45O per beam hour. The Transition Processing Phase will be a minimum of three months long, and can be extended by up to four months, month-by-month, with 30 days prior written notice from E-BEAM to MSI, provided that the Transition Processing Phase would not extend beyond April 30, 1998. As part of an orderly phase down of operations, (unless agreed otherwise): during the first two months of the Transition Processing Phase, E-BEAM would expect to require 350 to 400 beam hours and would buy a minimum of 250 beam hours; during the third month (and any additional months) of the Transition Processing Phase, E-BEAM would expect to require 200 beam hours and would buy a minimum of 100 beam hours. If E-BEAM does not buy the minimum beam hours as specified in this paragraph and the prior paragraph, E-BEAM would pay MSI $250 for each such unused beam hour. The Transition Processing Phase may be limited in 1998 by Nassau County air emissions permit considerations; MSI would use its best effort to overcome or minimize any such limitations to the extent economically reasonable, and E-BEAM would contribute 50% to reasonable out-of-pocket expenses to alleviate any such situation.

MSI would agree not to consumate the sale of the MSI accelerator to Shamrock or any other party before the completion of the Transition Processing Phase. In the event that Shamrock does not consumate the sale of the accelerator on or before April 30, 1998, or if Shamrock is not willing or able to consumate the sale on or before April 30, 1998, or if Shamrock and/or MSI do not intend to consumate their agreement for the sale of the accelerator on or before April 30, 1998, then MSI would give E-BEAM the option for 30 days to commit to buy the accelorator according to the terms contained in the Letter of intent (signed but not consumated) between MSI and E-BEAM dared January 20, 1997.

Execution and consummation of the JMA is premised on the active cooperation of MSI personnel, particularly Mike Fogarty. On the front end of this JMA, active cooperation would consist primarily of introducing E-BEAM sales representatives to the customers of MSI and providing information on such customers' companies, products, sales history, and key employees. MSI would provide an office, telephone (with voicemail) for E-BEAM representatives when they are at the plant in Syosset, and would also assist in setting up a website and e-mail for E-BEAM. Then, over a period of time, active cooperation would include: providing copies of dose maps and processing specifications; explanation of dose maps and processing procedures; ready access to Device Master Records and processing agreements at MSI; joint development of forward plans for effective transfer of processing to B-BEAM; It is estimated that 20 - 40% of Mr. Fogarty's time would be required during the first 2-3 months after execution of the JMA, primarily for the purpose of meeting the customers (including up to 3 day - long trips per month at E-BEAM's direction). It is estimated that approximately 20 - 30%, of Mr. Fogarty's time would be required during the remaining term of the MSI/Shamrock toll proccessing agreement and during the Transition Proccessing Phase to facilitate preparations for the transfer of the customers to processing at E-BEAM. In addition, E-BEAM would have the option of arranging utilization of 20-40% of Mr. Fogarty's services following the Transition Processing Phase with $600 per-diem reimbursment from E-BEAM to MSI; MSI will cooperate with E-BEAM in this regard.






Page 3 of 3
Minbiole to Deignan
March 19, 1997


To facilitate the transfer of MSI customers. MSI would provide its contract processing operations software to E-BEAM without charge on an exclusive basis. (E-BEAM would first evaluate the software and determine that it intended to utilize the software.) MSI would provide initial installation on-site and enough training and documentation to enable E-BEAM to effectively use the software however, any future maintenance or customization by MSI's Steve Nyman would be, provided at an extra charge to E-BEAM of $90 per hour. E-BEAM would not be required to adopt the software for its routine use.


MSI and E-BEAM intend to make a joint press release within two weeks of the signing of the JMA, announcing the existence of the Joint Marketing Agreement and its purpose of providing current and prospective customers with electron beam processing continuity. The two companies will agree on the content of the press release prior to its release.

This Letter of Intent is not binding on either MSI or E-BEAM. Each will be bound only if and when both execute and deliver a formal written agreement with customary provisisions satisfactory to our respective attorneys, which is expected to be accomplished on or about April 5, 1997. The agreement would include representation from MSI that nothing contained therein is inconsistent with or breaches any provision of any agreement between Shamrock and MSI.

Mike, if this Letter of Intent is acceptable to Medical Sterilization, Inc., please sign both the original and the copy and return one copy to me. I will then have Mr. Michael Shef promptly propare a proposed formal written agreement for execution by both companies.



                                        Sincerely,

                                        E-BEAM Services, Inc.

                                        /s/ Paul R. Minbiole
                                        --------------------
                                        Paul R. Minbiole
                                        President



Accepted: /s/ D.Michael Deignan  3/19/97
          ------------------------------
          D.Michael Deignan       Date
          Chief Executive Officer
          Medical Sterilization Inc.